10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.


Fund
Small Cap Value Fund
Security
J Crew Group
Advisor
EIMCO
Transaction
 Date
6/28/06
Cost
"2,500"
Offering Purchase
0.01%
Broker
"Bear, Stearns & Co. Inc"
Underwriting
Syndicate
Members
Banc of America Securities LLC
Citigroup Global Markets Inc
Credit Suisse Securities
J.P. Morgan Securities Inc
"Wachovia Capital Markets, LLC"